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           CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Registration Statement on Form N-4 of Keynote Series Account of (1) our report dated March 1, 2010, relating to the financial statements and financial highlights of Keynote Series Account, and (2) our report dated April 2, 2010, relating to the consolidated financial statements of MONY Life Insurance Company and Subsidiaries, each of which appears in such Registration Statement. We also consent to the incorporation by reference of our report dated March 1, 2010, relating to the financial statements and financial highlights which appears in the December 31, 2009 Annual Report of Transamerica Partners Portfolios, which are also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings "Experts" and "Independent Registered Public Accounting Firm" in such Registration Statement.


/s/ PricewaterhouseCoopers LLP

New York, New York
April 30, 2010